Exhibit 5.1

July 11, 2023

AZZ Inc.
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth
Texas 76107

Re: AZZ Inc. Registration Statement on Form S-8

Ladies and Gentlemen:
In connection with the registration of up to 1,450,000 shares of Common Stock of AZZ Inc., a Texas corporation (the “Company”), par value $1.00 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), such Shares to be issued or delivered pursuant to the 2023 Long-Term Incentive Plan, as amended (the “2023 Plan”), you have requested my opinion set forth below.
In my capacity as counsel, I have examined the following originals or copies of those corporate and other records of the Company, among others:
    (a)    the 2023 Plan;
    (b)    the Certificate of Formation, as amended and restated to date;
    (c)    the Bylaws of the Company, as amended and restated to date; and
    (d)    resolutions adopted by the Board of Directors of the Company approving the filing of the Registration Statement.
I have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted as originals; (c) the conformity to authentic original documents of all documents submitted to me as copies; and (d) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records and documents.
On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that:

1.The Company was incorporated in 1956 and exists and is in good standing under the laws of the State of Texas.

2.The 2023 Plan has been duly authorized by the Company.

3.The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when shares are issued in accordance with such authorization, the provisions of the 2023 Plan and relevant agreements duly authorized by and in accordance with the terms of the 2023 Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the 2023 Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.
The opinion herein is based on and limited to the existing laws on the United States of America and the Texas Business Organizations Code.
I consent to your filing this opinion as an exhibit to the above-referenced Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ Tara D. Mackey
Tara D. Mackey
Chief Legal Officer and Secretary